UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of director nominees at the 2019 annual meeting of shareholders (the “2019 Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation.

On July 16, 2019, Land & Buildings issued the following press release:

Land & Buildings Sends Open Letter to Brookdale Senior Living Shareholders

– Nominated Two Highly-Qualified Director Candidates, Jay Flaherty and Jon Litt, to Board with Deep Real Estate, Healthcare and Finance Experience –

– Engaged Green Street Advisors to Independently Value Company and its Real Estate, Leading to a Net Asset Value Estimate Substantially Above Share Price –

– Green Street Advisors Believes There May Be Viable OpCo/PropCo REIT Structures, That Could Lead to a Material Higher Share Price –

– Believes Recent Governance Steps Taken by Company Have Been Reactionary and Fall Short of the Change Urgently Required –

Stamford, CT (July 16, 2019) – Today Land and Buildings Investment Management LLC (“Land & Buildings”) issued the following open letter to shareholders of Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”):

Dear Fellow Brookdale Shareholders:

Land & Buildings believes there is tremendous value to be realized at Brookdale. We have tried to engage in constructive dialogue with the Brookdale Board of Directors (the “Board”) and management team regarding the opportunities that we believe are available to unlock this value. However, despite our sincere efforts to reach a collaborative solution, we remain deeply disappointed that the Board does not appear to recognize the need for urgent and real change at Brookdale.

Brookdale’s total shareholder return has consistently underperformed relative to Proxy Peersi, Healthcare REITsii, and the broad marketiii over the trailing 10-year, 5-year, 3-year, and 1-year time periodsiv. Since Cindy Baier and Lee Wielansky were appointed CEO and Chairman of the Board respectively in February 2018, this trend has not reversed. We are deeply disappointed and fault a lack of urgency on the part of the Company, having not sought to maximize value for all shareholders through an asset monetization program since the majority of leases were restructured more than a year ago.

To that end, on July 2, 2019, we nominated two director candidates for election to the Board at the Company’s 2019 Annual Meeting of Shareholders. We believe our nominees have the deep healthcare, real estate and finance experience necessary to help properly evaluate the best ways to maximize value for all Brookdale shareholders, including evaluating the best strategic options for Brookdale’s real estate and capital structure. Our highly qualified nominees include:

Jay Flaherty – Former CEO and Chairman of healthcare REIT HCP and experienced healthcare real estate investor and board member.

Jonathan Litt – Founder/CIO of Land and Buildings and former top-ranked sell-side REIT analyst.

Despite the Company’s promise “to evaluate Land & Buildings’ nominees,” as stated in an 8-K filed July 3, 2019, we are disappointed the Nominating and Corporate Governance Committee has not engaged with our two nominees to date.

In addition to the appointment of Messrs. Flaherty and Litt to the Board, Land & Buildings believes Brookdale’s Investment Committee should be tasked with evaluating all strategies to maximize the value of the Company’s real estate, including outright asset sales as well as separating the real estate from the management company into two separate public companies. The Investment Committee should include Land & Buildings’ two nominees.

Land & Buildings has engaged Green Street Advisors, a leading independent real estate research and advisory firm, to value the Company and its real estate, as well as opine on the feasibility of a PropCo/OpCo split. Green Street’s preliminary results based on publicly available information are encouraging: the net asset value (NAV) of Brookdale is substantially above the current share price and there may be several options, including viable OpCo/PropCoREIT structures that could lead to a near doubling of the share price from recent trading levels.

We believe the Company’s prior concerns about a REIT structure can be straightforwardly addressed while creating substantial value for shareholders. In fact, the case for a REIT structure or other strategic options for the real estate has only strengthened over the past 6 – 12 months as Brookdale’s share price is lower, healthcare REIT share prices are higher and trading at significant premiums to NAV, and interest rates have moved sharply down.

Accordingly, we believe the Investment Committee should promptly engage Green Street Advisors to further refine and improve the analysis with the benefit of management insights and full access to the Company’s books and records.

Recent steps taken by the Company to enhance governance have, in our view, been reactionary and in direct response to our strident criticisms as well as our director nomination, including an accelerated de-staggering of the Board (which the Company initially resisted and fell well short of our expectations) and two recent resignations by long-tenured Brookdale directors. We are concerned these actions, and potential future actions, are a means to entrenchment as opposed to genuine positive change.

Many senior housing participants are forecasting a return to net operating income growth for the industry in the next 12 months followed by a multi-year period of outsized growth. Brookdale needs the optimal corporate and governance structure today to best capitalize on this opportunity following years of underperformance and undermanagement.

Our continued preference is to reach a collaborative agreement with the Company that includes the items outlined in this letter so that value can be maximized in an expedient manner and without distraction. However, if our concerns continue to fall on deaf ears, we will have no choice but to hold this Board accountable. Brookdale should be run for the benefit of shareholders, not management, the Board, or the three large REIT landlords, which necessitates including new Board members steeped in real estate.

Nominee Biographies:

James F. Flaherty III is the Managing Partner of Corby 2.0, LLC, an investment firm focused on a variety of healthcare and healthcare real estate transactions, which he founded in December 2017. Prior to founding Corby 2.0, Mr. Flaherty served as the Chief Executive Officer and President of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare Income”), a publicly registered, non-traded real estate investment trust sponsored by NorthStar Asset Management Group Inc. (NYSE: NSAM), from January 2014 to November 2014. During this time, he was responsible for the directional strategy of NorthStar Healthcare Income’s healthcare real estate business. He also served as Vice Chairman of the Board of Directors of NorthStar Healthcare Income from November 2014 to February 2016. Mr. Flaherty previously served as Chairman and Chief Executive Officer of HCP, Inc. (NYSE: HCP) (“HCP”), a REIT, from 2003 to 2013. During his tenure at HCP, Mr. Flaherty grew HCP’s equity market capitalization tenfold, from approximately $2 billion in 2003 to over $20 billion in 2013, becoming the third largest REIT in the United States, the first healthcare REIT selected to the S&P 500 and the only REIT in the world selected to the S&P 500 “Dividend Aristocrats” Index. Prior to joining HCP, Mr. Flaherty served as Managing Director at Merrill Lynch & Co. (n/k/a Bank of America Corporation (NYSE: BAC)) (“Merrill Lynch”), an investment bank and financial services company, from 1983 to 2002, in a variety of investment banking, capital markets, and private equity functions and was head of Merrill Lynch’s Global Healthcare Group. Mr. Flaherty began his career at Ernst & Whinney (n/k/a Ernst & Young LLP), from 1979 to 1981, where he was a Certified Public Accountant. Mr. Flaherty has served as Chairman of the Strategic Advisory Board for Vesey Street Capital Partners, LLC, a private equity healthcare firm, since 2017. Mr. Flaherty previously served on the Board of Directors of Quest Diagnostics Inc. (NYSE: DGX), a leading national provider of diagnostic testing, information and services, from February 2003 to May 2006. Since 2007, Mr. Flaherty has served as a member of the Board of Directors at The University of Notre Dame. Mr. Flaherty received a Bachelor of Business Administration in Accounting from the University of Notre Dame and earned a Master of Business Administration from the Graduate School of Management at the University of California, Los Angeles.

Jonathan Litt is the Founder and Chief Investment Officer of Land & Buildings Investment Management, LLC, a registered investment advisor specializing in publicly traded real estate and real estate related securities, which he founded in 2008. Prior to founding Land & Buildings, Mr. Litt was Managing Director and Senior Global Real Estate Analyst at Citigroup, where he was responsible for Global Property Investment Strategy, coordinating a 44-person team of research analysts located across 16 countries. Mr. Litt previously served on the Board of Directors of Taubman Centers, Inc. (NYSE: TCO), an S&P MidCap 400 Real Estate Investment Trust engaged in the ownership, management and/or leasing of regional, superregional and outlet shopping centers in the U.S. and Asia, from May 2018 to May 2019. He has served as a director of the Children with Dyslexia Scholarship Fund since 1998 and Land & Buildings Offshore Fund, Ltd. since 2008. Mr. Litt previously served as a director of Mack-Cali Realty Corporation (NYSE: CLI), a leading owner, manager, and developer of office and class A residential real estate throughout the Northeast, from March 2014 to August 2016, where he served as a member of the Audit Committee. Mr. Litt holds a Bachelor of Arts degree in Economics from Columbia University and a Master of Finance degree from New York University’s Stern School of Business.

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

Media Contacts:
Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com
JGermani@sloanepr.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Land & Buildings Investment Management, LLC together with the other participants named herein (collectively, “Land & Buildings”), intends to file a preliminary proxy statement and accompanying proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2019 annual meeting of stockholders of Brookdale Senior Living, Inc., a Delaware corporation (“BKD” or the “Company”).

LAND & BUILDINGS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in the proxy solicitation are anticipated to be Land & Buildings Capital Growth Fund, LP, a Delaware limited partnership (“L&B Capital” ), L & B Real Estate Opportunity Fund, LP, a Delaware limited partnership (“L&B Opportunity”), Land & Buildings GP LP, a Delaware limited partnership (“L&B GP”), Land & Buildings Investment Management, LLC, a Delaware limited liability company (“L&B Management”), Jonathan Litt and James F. Flaherty III.

As of the date hereof, L&B Capital directly owns 1,306,967 shares of Common Stock, $0.01 par value, of the Company (the “Shares”). As of the date hereof, L&B Opportunity directly owns 1,464,337 Shares. As of the date hereof, 3,599,903 Shares were held in certain accounts managed by L&B Management (the “Managed Accounts”). L&B GP, as the general partner of each of L&B Capital and L&B Opportunity, may be deemed the beneficial owner of the (i) 1,306,967 Shares owned by L&B Capital and (ii) 1,464,337 Shares owned by L&B Opportunity. L&B Management, as the investment manager of each of L&B Capital and L&B Opportunity, and as the investment advisor of the Managed Accounts, may be deemed the beneficial owner of the (i) 1,306,967 Shares owned by L&B Capital, (ii) 1,464,337 Shares owned by L&B Opportunity, and (iii) 3,599,903 Shares held in the Managed Accounts. Mr. Litt, as the managing principal of L&B Management, may be deemed the beneficial owner of the (i) 1,306,967 Shares owned by L&B Capital, (ii) 1,464,337 Shares owned by L&B Opportunity, and (iii) 3,599,903 Shares held in the Managed Accounts. As of the date hereof, Mr. Flaherty does not own any Shares.

i As defined in the Company’s proxy statement filed August 21, 2018

ii As defined as HCP, VTR and WELL, the 3 healthcare REITs with large senior housing operating portfolios

iii As defined as the S&P 500

iv As measured through July 3, 2019, the last trading day before the Company’s public disclosure of Land & Buildings’ director nomination